Exhibit 99.1

Agile Software Corporation
6373 San Ignacio Avenue
San Jose, CA 95119
Voice: (408) 284-4000
Fax: (408) 284-4002

Media Contact
Terri Pruett
Agile Software Corporation
Terri.Pruett@agile.com
408-284-4048

Oracle to Buy Product Lifecycle Management Leader Agile Software

Agile Reports Preliminary Fourth Quarter Fiscal 2007 Financial Results

San Jose, CA—May 15, 2007—Agile Software Corporation (Nasdaq: AGIL), a leading provider of product lifecycle management solutions (PLM), today announced a definitive agreement for Oracle to acquire Agile through a cash merger for $8.10 per share, or approximately $495 million.

The acquisition of Agile will establish the leading best-in-class, integrated, enterprise PLM solution in the industry. Agile’s enterprise class product lifecycle management (PLM) solutions helps companies across multiple industries drive profits, accelerate innovation, improve quality, enable globalization and ensure regulatory compliance throughout the product lifecycle. Agile is also a global leader in collaborative visualization solutions for the A/E/C, engineering, manufacturing and electronics industries.

“With over 1,250 PLM customers and over 10,000 visualization customers globally, Agile has a proven track record of rapid, successful implementations, integrated across a wide range of ERP and CAD systems,” said Agile CEO Jay Fulcher. “By becoming part of Oracle we can bring Agile’s solutions to a wider audience and accelerate the advance of Enterprise PLM.”

“Profitable product innovation is critical to product-based industries, making PLM one of the fastest growing application segments,” said Oracle President Charles Phillips. “The addition of Agile, which will serve as the foundation of our PLM offering, will further Oracle’s strategy of delivering industry-specific enterprise applications and allows us to offer yet another strategic application to SAP customers.”

The merger is subject to stockholder and regulatory approval and other customary closing conditions and is expected to close in July 2007. More information is available at http://www.agile.com/oracle.

Preliminary Fourth Quarter Financial Results

Agile reported preliminary results for the fourth quarter of fiscal 2007, with total revenues expected to be in the range of $37.0 million to $38.0 million. Total revenues increased approximately 12% over the same period last year and approximately 13% over the third quarter of fiscal 2007. License revenues are expected to be in the range of $14.0 million to $15.0 million and service revenues in the range of $22.0 million to $23.0 million.

Agile expects non-GAAP net income for the fourth quarter of fiscal 2007 (which excludes amortization of intangibles, stock compensation and investigation costs) to be in the range of $0.04 to $0.06 per share. On a generally accepted accounting principles (GAAP) basis, Agile expects net loss to be in the range of ($.04) to ($.06) per share. Agile expects fiscal 2007 revenues to be in the range of $133.7 million to $134.7 million, or approximately $2.0 million higher than fiscal 2006. Fiscal 2007 non-GAAP net income is expected to be in the range of $0.07 to $0.09 per share, or $0.11 to $0.13 higher than the results of fiscal 2006.

Investor Information

Details of the acquisition will be discussed in a conference call on May 15, 2007 at 6:00pm ET. A live webcast and a replay of this call will be available on Agile’s website at http://www.agile.com under the “Investor Relations” section. You may access replays for ninety days after the call at http://www.agile.com/investors.

About Oracle Corporation

Oracle (NASDAQ: ORCL) is the world’s largest enterprise software company. More information about Oracle can be found on the web at www.oracle.com.

About Agile Software Corporation

Agile Software Corporation (NASDAQ: AGIL) helps companies drive profits, accelerate innovation, improve quality, enable globalization and ensure regulatory compliance throughout the product lifecycle. With a broad suite of enterprise class PLM solutions and time-to-value focused implementations, Agile helps companies get the most from their products. 3COM, Acer, Bayer, Broadcom, CooperVision, Dell Inc., Flextronics International, Foxconn, GE Medical Systems, Harris, Heinz, Johnson & Johnson, Johnson Diversey, Lockheed Martin, McAfee, McDonald’s, Micron, Philips, QUALCOMM, Sharp, Shell, Siemens and ZF are among the over 11,000 customers in the automotive, aerospace and defense, consumer packaged goods, electronics, high tech, industrial products, and life sciences industries that have licensed Agile solutions. For more information, call 408-284-4000 or visit www.agile.com.

“Safe Harbor” Statement Under the 1995 Private Securities Litigation Reform Act:

This release includes forward looking statements regarding completion of the acquisition. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those predicted in the forward-looking statements, and are based upon information available to Agile as of the release date. We assume no obligation to update any such statements. Factors that could cause actual results to differ include, but are not limited to, circumstances that would cause the acquisition to not be completed or its completion to be delayed. Other risk factors and risks associated with our business are discussed in the Company’s quarterly and annual reports filed with the SEC, including its Form 10-K for its fiscal year ended April 30, 2006 and its Form 10-Q for its quarter ended January 31, 2007.

Agile, Agile Software and the Agile logo are registered trademarks of Agile Software Corporation in the U.S. and/or other countries. All other brand or product names are trademarks and registered trademarks of their respective holders. For more information, call 408-284-4000 or visit www.agile.com.

Additional information about the proposed transaction can be found at http://www.agile.com/oracle.

In connection with the proposed transaction, Agile intends to file a proxy statement and Agile and Oracle intend to file other relevant materials with the SEC. Before making any voting decision with respect to the proposed transaction, stockholders of Agile are urged to read the proxy statement and other relevant materials filed with the SEC and provided to you or otherwise publicly disclosed when they become available because they will contain important information about the proposed transaction. The proxy statement and any other documents filed by Agile or Oracle with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Agile may obtain free copies of the documents filed with the SEC by contacting Agile’s Investor Relations at 6373 San Ignacio Avenue, San Jose, California Telephone: 408-284-4000. You may also read and copy any reports, statements and other information filed by Agile with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Agile and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Agile stockholders in favor of the proposed transaction. Certain executive officers and directors of Agile have interests in the transaction that may differ from the interests of stockholders generally. These interests will be described in the proxy statement when it becomes available.